                                                                   Exhibit 99(d)


               NORDSON HOURLY-RATED EMPLOYEES' SAVINGS TRUST PLAN

                              FINANCIAL STATEMENTS

                           DECEMBER 31, 1995 AND 1994
                        AND YEAR ENDED DECEMBER 31, 1995

                                      with

                         REPORT OF INDEPENDENT AUDITORS

                         REPORT OF INDEPENDENT AUDITORS
                         ------------------------------

The Retirement Committee and Participants
Nordson Hourly-Rated Employees' Savings Trust Plan

We have audited the accompanying statements of net assets available for benefits, with fund information of the Nordson Hourly-Rated Employees' Savings Trust Plan as of December 31, 1995 and 1994, and the related statement of changes in net assets available for benefits, with fund information for the year ended December 31, 1995. These financial statements are the responsibility of the plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Nordson Hourly-Rated Employees' Savings Trust Plan at December 31, 1995 and 1994, and the changes in its net assets available for benefits for the year ended December 31, 1995 in conformity with generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the financial statements taken as a whole. The fund information in the statements of net assets available for benefits and the statement of changes in net assets available for benefits is presented for purposes of additional analysis rather than to present the net assets available for benefits and changes in net assets available for benefits of each fund. The fund information has been subjected to the audited procedures applied in our audits of the financial statements and, in our opinion, is fairly stated in all material respects in relation to the financial statements taken as a whole.



                                                     Ernst & Young LLP

June 21, 1996
Cleveland, Ohio

               NORDSON HOURLY-RATED EMPLOYEES' SAVINGS TRUST PLAN
      STATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS, WITH FUND INFORMATION
                                DECEMBER 31, 1995

                               Money     Investment                  Nordson
                              Market      Contract       Loan         Stock       Equity        Bond       Saturday
                               Fund         Fund         Fund         Fund         Fund         Fund         Fund        Total
                            ----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------
ASSETS

Investment in master
    trust                   $   73,538   $3,290,169   $  354,180   $1,647,735   $  668,140   $  135,164   $  349,313   $6,518,239

Contributions
    receivable - Employer        4,059       96,036         --         64,472       21,974        4,205         --        190,746

                            ----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------

Net assets available
    for benefits            $   77,597   $3,386,205   $  354,180   $1,712,207   $  690,114   $  139,369   $  349,313   $6,708,985
                            ==========   ==========   ==========   ==========   ==========   ==========   ==========   ==========



See accompanying notes.
                                       17

               NORDSON HOURLY-RATED EMPLOYEES' SAVINGS TRUST PLAN
      STATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS, WITH FUND INFORMATION
                                DECEMBER 31, 1994

                                Money      Investment                     Nordson
                               Market       Contract         Loan          Stock         Equity          Bond         Saturday
                                Fund          Fund           Fund          Fund           Fund           Fund            Fund
                            -----------    -----------    -----------   -----------    -----------    -----------    -----------
ASSETS

Investment in master
    trust                   $    52,177    $ 2,800,821    $   242,008   $ 1,404,621    $   433,962    $   143,181    $   407,993

Contributions
    receivable - Employer         3,853         95,237           --          55,688         20,429          6,504           --

Interfund receivables/
    (payables)                     --          (17,823)          --          53,939        (14,702)       (18,110)        (3,304)
                            -----------    -----------    -----------   -----------    -----------    -----------    -----------
                                 56,030      2,878,235        242,008     1,514,248        439,689        131,575        404,689

LIABILITIES

Accounts payable                    (31)        (5,606)          --            (807)          (201)          (243)          (767)
                            -----------    -----------    -----------   -----------    -----------    -----------    -----------

Net assets available
    for benefits            $    55,999    $ 2,872,629    $   242,008   $ 1,513,441    $   439,488    $   131,332    $   403,922
                            ===========    ===========    ===========   ===========    ===========    ===========    ===========


                               Total
                            -----------
ASSETS

Investment in master
    trust                   $ 5,484,763

Contributions
    receivable - Employer       181,711

Interfund receivables/
    (payables)                        0
                            -----------
                              5,666,474

LIABILITIES

Accounts payable                 (7,655)
                            -----------

Net assets available
    for benefits            $ 5,658,819
                            ===========

See accompanying notes.

               NORDSON HOURLY-RATED EMPLOYEES' SAVINGS TRUST PLAN
STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS, WITH FUND INFORMATION
                          YEAR ENDED DECEMBER 31, 1995

                             Money      Investment                     Nordson
                            Market       Contract        Loan           Stock       Equity        Bond       Saturday
                             Fund          Fund          Fund           Fund         Fund         Fund         Fund         Total
                           ---------    -----------    ---------    -----------    ---------    ---------    ---------   ----------
Net master trust
    income(loss)           $   5,494    $   249,251    $  23,693    ($   43,286)   $ 207,973    $  23,067    $  29,939   $  496,131

Contributions:
    Employer                   4,059         96,150         --           64,472       22,002        4,206         --        190,889
    Employee                  12,166        354,397         --          250,277       98,918       17,830         --        733,588
                           ---------    -----------    ---------    -----------    ---------    ---------    ---------   ----------
                              16,225        450,547            0        314,749      120,920       22,036            0      924,477
                           ---------    -----------    ---------    -----------    ---------    ---------    ---------   ----------
Benefits and
    withdrawal payments       (1,105)      (180,688)      (2,922)       (43,302)     (40,744)     (19,886)     (62,556)    (351,203)

Fees and commissions            (184)       (11,874)        --           (4,749)      (1,147)        (112)      (1,173)     (19,239)

Interfund transfers            1,168          6,340       91,401        (24,646)     (36,376)     (17,068)     (20,819)           0
                           ---------    -----------    ---------    -----------    ---------    ---------    ---------   ----------
                                (121)      (186,222)      88,479        (72,697)     (78,267)     (37,066)     (84,548)    (370,442)
                           ---------    -----------    ---------    -----------    ---------    ---------    ---------   ----------

Increase (decrease) in
    net assets available
    for benefits              21,598        513,576      112,172        198,766      250,626        8,037      (54,609)   1,050,166

Net assets available
    for benefits at
    beginning of year         55,999      2,872,629      242,008      1,513,441      439,488      131,332      403,922    5,658,819
                           ---------    -----------    ---------    -----------    ---------    ---------    ---------   ----------

Net assets available
    for benefits at
    end of year            $  77,597    $ 3,386,205    $ 354,180    $ 1,712,207    $ 690,114    $ 139,369    $ 349,313   $6,708,985
                           =========    ===========    =========    ===========    =========    =========    =========   ==========


See accompanying notes.

               NORDSON HOURLY-RATED EMPLOYEES' SAVINGS TRUST PLAN
                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1995 AND 1994

1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

                  METHOD OF ACCOUNTING - Transactions of the Nordson Hourly-Rated Employees' Saving Trust Plan (Plan) are accounted for using the accrual method.

                  MASTER TRUST INVESTMENT VALUATION - Investments in equity and debt securities, traded on a national exchange and mutual funds are valued at the market price on the last business day of the Plan year. Securities traded in the over-the-counter market are valued at the mean between the last reported bid and asked prices. Deposits under group annuity contracts are valued at the fair value as reported by the insurance companies.

                  INCOME TAX STATUS - The Internal Revenue Service issued a determination letter on June 10, 1994 advising that the Plan is qualified under
Section 401(a) of the Internal Revenue Code and the trust is, therefore, exempt from federal income taxation under the provisions of Section 501(a).

                  EMPLOYEE TAXATION - Employee before tax contributions, Nordson Corporation (Company) matching contributions, forfeitures allocated, and earnings on the participant's account are not subject to tax until distributed from the Plan. Distributions may also be subject to a 10% excise tax.

                  OTHER - Purchases and sales of securities are reflected on their trade dates. Gains or losses on sales of securities are based on the average cost of securities.

                  Interest is calculated and paid using money market interest rates on late transfers of money between the various funds. This is done to record the proper investment earnings within each fund.

                  USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2.       MASTER TRUST INVESTMENTS AND NET INVESTMENT INCOME

                  The assets of the Plan are commingled with the assets of the Nordson Employees' Savings Trust Plan and Slautterback Corporation 401(k) Profit Sharing Plan in the Nordson Corporation Master Trust (Master Trust). Investments of the Master Trust at December 31, 1995 and 1994 and results of operations for the year ended December 31, 1995 are as follows:

               NORDSON HOURLY-RATED EMPLOYEES' SAVINGS TRUST PLAN
                    NOTES TO FINANCIAL STATEMENTS--CONTINUED

2.       MASTER TRUST INVESTMENTS AND NET INVESTMENT INCOME

         (continued)

                                           1995                         1994
                                 -------------------------   -----------------------------
                                                 Current                      Current
                                     Cost         Value           Cost         Value
                                 -----------   -----------   ------------    -------------
Common stock-
  Nordson Corp.                  $14,392,620   $19,607,685   $ 13,129,614    $ 19,770,840
Commingled funds:
  Bonds                            3,037,132     3,114,835      2,342,774       2,163,764
  Equity                          12,375,705    13,954,953      7,123,578       8,318,633
Money market funds                 1,038,800     1,038,800        912,779         912,779
Deposits under
 group annuity
 contracts                        52,380,312    52,380,312     47,776,645      47,776,645
Loans to
 participants                      3,175,584     3,175,584      2,864,507       2,864,507
                                 -----------   -----------   ------------    ------------
                                  86,400,153    93,272,169     74,149,897      81,807,168

Cash                                 389,931       389,931        (31,662)        (31,662)
Dividends receivable-
  Nordson Corp.                       62,933        62,933         52,422          52,422
Interest receivable                  321,644       321,644        313,486         313,486
                                 -----------   -----------   ------------    ------------
         Investments             $87,174,661   $94,046,677   $ 74,484,143    $ 82,141,414
                                 ===========   ===========   ============    ============

Interest income                                $ 3,823,899
Dividend income:
  Nordson Corporation                              222,025
  Other                                            211,051
Net realized and unrealized
  gains                                          2,311,618
                                               -----------
         Net investment income                 $ 6,568,593
                                               ===========

                  The investments above are held by Wachovia Bank of North Carolina, N.A. under a trust agreement with the Plan except for the Nordson Stock Fund which is held at Key Trust Company of Ohio, N.A. The Company uses the services of investment counselors, not in the employ of Wachovia Bank of North Carolina, N.A., who have the authority to direct the purchase and sale of securities.

                  The Nordson Hourly-Rated Employees' Savings Trust Plan's proportional share of the above assets of $6,518,239 and $5,484,763 represent 6.9% and 6.7% of the total Master Trust at December 31, 1995 and 1994, respectively, and its proportional share of net investment income of $496,131 represents 7.6% of the income from the Master Trust for the year ended December 31, 1995.

                  Group annuity contracts provide a stated rate of interest on principal for a stated period of time. All group annuity contracts are accounted for at contract value because they are fully benefit-responsive. In accordance with Statement of Position 94-4, which the Plan adopted effective January 1, 1995, contract value equals fair value because no event has occurred that affects the value of any contracts. The group annuity

               NORDSON HOURLY-RATED EMPLOYEES' SAVINGS TRUST PLAN
                    NOTES TO FINANCIAL STATEMENTS--CONTINUED

2.       MASTER TRUST INVESTMENTS AND NET INVESTMENT INCOME
         (continued)

contracts are of the general account type and, as of December 31, 1995 and 1994, had a contract value of approximately $52.4 million and $47.8 million, respectively.

                  The weighted average yield for all group annuity contracts (net of fees and expenses) was 7.2% in 1995 and 7.6% in 1994. The gross crediting interest rate for all group annuity contracts was 7.5% at December 31, 1995 and 8.0% at December 31, 1994.

                  Realized and unrealized gain (loss) on investments held by the Master Trust for the year ended December 31, 1995 consisted of the following components:

                           Nordson         Other
                         Corporation    Investments
                         Common Stock  In Securities     Total
                         ------------  ------------- -----------
Realized gain            $   168,306    $2,928,566   $ 3,096,872

Unrealized gain (loss)    (1,426,161)      640,907      (785,254)
                         -----------    ----------   -----------

Net realized and
  unrealized gain
  (loss) for the year    $(1,257,855)   $3,569,473   $ 2,311,618
                         ===========    ==========   ===========

                  The Department of Labor requires that realized and unrealized gains (losses) be recognized in the Form 5500 on a revalued cost basis, whereby such cost represents the fair value at the beginning of the year or the purchase price if purchased during the year. On a revalued cost basis, the realized gain and unrealized gain on the investments held by the Master Trust were $1,612,061 and $699,557, respectively, for the year ended December 31, 1995.

3.       CONTRIBUTIONS AND BENEFITS

                  The Nordson Hourly-Rated Employees' Savings Trust Plan is a defined contribution plan covering hourly-rated, full-time participating domestic employees of the Company.

                  A participant may elect to have contributions made to the Plan on his behalf of not less than 1% and not more than 10% of his annual compensation. A participant may elect to make contributions either as before-tax deferred compensation contributions through a salary reduction arrangement under
Section 401(k) of the Internal Revenue Code, or as after-tax voluntary contributions, or as a combination of the two. After-tax voluntary contributions may be made by payroll deductions or by lump sum payments. A participant may change the percentage of his future contributions as of any subsequent enrollment date by filing a written notice with the Company and the Retirement Committee prior to the enrollment date. A participant may

               NORDSON HOURLY-RATED EMPLOYEES' SAVINGS TRUST PLAN
                    NOTES TO FINANCIAL STATEMENTS--CONTINUED

3.       CONTRIBUTIONS AND BENEFITS (continued)

suspend contributions under the Plan at any time after completing at least 12 months of participation in the Plan by filing a written notice with the Company and the Retirement Committee. After such a suspension, a participant may resume his contributions as of any subsequent enrollment date by filing a written notice with the Company and the Retirement Committee.

                  The Plan provides participants with the opportunity to change the amount of their contributions and investment elections on a quarterly basis. Also, employees are permitted to participate in the Plan upon completion of an initial 90-day probation period of employment after their respective date of hire.

                  The Company makes contributions equal to 50% of the first 3% of each participant's contributions, subject to Plan restrictions. The Company also may make discretionary contributions if authorized by its Board of Directors.

                  A separate account in each fund is maintained for each participant. The account balances for participants are adjusted periodically, as follows:

                  a) As of the date with respect to which the contribution was earned.

                  b) Weekly for a pro rata share of each respective Fund's net investment income, determined by the percentage of increase or decrease in the value of the fund using a synthetic net asset value approach.

                  c) Annually for a pro rata share of forfeitures, determined by the ratio that each active participant's percentage of regular contribution (1 to 2%) for the plan year bears to the aggregate percentage of employee's regular contributions for such plan year of all active participants. However, no forfeitures of a participant's account shall be allocated prior to the earlier of a five year period commencing from the date on which the participant's employment was terminated or upon the participant requesting distribution.

                  Upon retirement after age 62, or death or disability if earlier, the balance in the separate account is paid to the participant or his beneficiaries either in lump sum or in installments. Until distribution, each account shall participate in the allocation of earnings and appreciation of assets.

                  If the employment of a participant is terminated for any cause other than death or total disability prior to the attainment of the age of 62 years, there shall be a distribution based on the number of years the

               NORDSON HOURLY-RATED EMPLOYEES' SAVINGS TRUST PLAN
                    NOTES TO FINANCIAL STATEMENTS--CONTINUED

3.       CONTRIBUTIONS AND BENEFITS (continued)

participant participated in the Plan. The portion of the account to be distributed will be equal to all the employee's contributions and related earnings, plus 20% of the remainder of the balance (the employer's matching contribution, forfeitures and related earnings) in the separate account for each full year of participation in the Plan up to 100%. Any portion not distributed shall be forfeited.

                  While the Company has not expressed any intent to terminate the Plan, it is free to do so at any time. In the event of termination, each participant automatically becomes vested to the extent of the balance in his separate accounts.

4.       INVESTMENT PROGRAMS

                  Each participant may direct that all of his contributions and, when the participant is fully vested or attains age 55, all matching employer contributions, be invested jointly in 10% increments in any of the following five investment funds:

         (1) Equity Fund: A fund invested in a mixture of common stocks and other securities of issuers other than Nordson Corporation.

         (2) Money Market Fund: A fund invested in corporate commercial paper, bank certificates of deposit, U.S. Government and Agency securities, and other short-term investments.

         (3) Investment Contract Fund: A fund invested primarily in fully benefit-responsive group annuity contracts which provide for a guaranteed rate of return.

         (4) Nordson Stock Fund: A fund invested primarily in the common stock of Nordson Corporation.

         (5) Bond Fund: A fund invested in fixed income securities, including corporate bonds, U.S. Government securities, mortgage related securities, and money market instruments.

                  For participants not fully vested and less than 55 years old, all Company matching contributions are deposited in the Nordson Stock Fund.

                  Certain assets of the Plan were previously transferred from the Nordson Hourly-Rated Employees' Retirement Plan. The assets of the former plan consisted primarily of group annuity contracts and are held in the Saturday Fund. Participants can transfer money from the Saturday Fund to other funds in the Plan, but no current contributions or other transfers can be made into the Saturday Fund.

               NORDSON HOURLY-RATED EMPLOYEES' SAVINGS TRUST PLAN
                    NOTES TO FINANCIAL STATEMENTS--CONTINUED

4.       INVESTMENT PROGRAMS (continued)

                  The Plan allows participants that have completed one year in the Plan to borrow money from the Master Trust. The loans plus interest, at the prime commercial interest rate charged by the Trustee as of the first day of the loan application period, must be repaid in equal installments over the term of the loan. The term cannot be less than one year or greater than five years. Participants may prepay the entire balance of the loan in a single lump sum without penalty. The maximum amount a participant may have outstanding is the lesser of $50,000 or 50% of the value of the participant's nonforfeitable balance in the Plan.

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-33481) pertaining to the Nordson Hourly-Rated Employees' Savings Trust Plan of our report dated June 21, 1996 with respect to the financial statements of the Nordson Hourly-Rated Employees' Savings Trust Plan included in the Annual Report (Form 11-K) for the year ended December 31, 1995 which is included in this Form 10-K/A amendment to Nordson Corporation's Annual Report (Form 10-K) for the year ended October 29, 1995.

                                                               Ernst & Young LLP

June 27, 1996
Cleveland, Ohio